EXHIBIT 10.3
Amended and Restated
Executive Employment Agreement
     This Executive Amended and Restated Employment Agreement (this “Agreement”) by and between Home Federal Holdings Corporation, a Georgia corporation (the “Company”), and Rita B. Gray (the “Executive”, and, together with the Company, the “Parties”), is entered into and effective as of June ___, 2008 (the “Effective Date”).
     Whereas, the Company desires to employ the Executive and the Executive desires to accept said employment by the Company;
     Whereas, the Company is in the process of organizing a new federal savings bank to be named “Home Federal Bank” (the “Bank”);
     Whereas, the Company and the Executive have entered into this Agreement in contemplation of the organization of the Bank, the agreements and covenants contained herein are intended to inure to the benefit of the Bank, following the organization of the Bank this Agreement will be assigned by the Company to the Bank pursuant to the terms hereof, and thereafter the Bank will possess all of the rights and obligations originally inuring to the Company hereunder;
     Whereas, the Executive’s position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company, all of which are valuable assets of the Company and may not be used for any purpose other than the Company’s Business;
     Whereas, the Company has agreed to employ the Executive upon the terms and conditions of this Agreement in exchange for the Executive’s compliance with the terms of this Agreement;
     Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, it is agreed:
1. Employment & Duties.
     A. The Company shall employ the Executive as Chief Financial Officer of the Bank in accordance with the terms and conditions set forth in this Agreement. The Executive accepts employment on the terms and conditions set forth herein. The Executive shall report to the Board.
     B. The Executive shall have those duties (the “Duties”) assigned to, or normally associated with, the Executive’s position and such other duties as may otherwise be assigned to the Executive by the Board from time to time.
     C. The Executive agrees that the Executive shall at all times faithfully and to the best of the Executive’s ability and experience perform all of the duties that may be required of the Executive pursuant to the terms of this Agreement. The Executive shall devote the Executive’s full business time to the performance of the Executive’s obligations hereunder. The Executive shall not render to others any service of any kind for compensation or engage in any activity which conflicts or interferes with the performance of the Executive’s obligations under this Agreement without the express written consent of the Board.
     D. Upon the organization of the Bank, the Executive shall serve as Chief Financial Officer of the Bank and report to the Board of Directors of the Bank.
2. Compensation.
     A. Base Salary. During the term of this Agreement, the Company shall pay to the Executive an annual base salary (the “Base Salary”), subject to all applicable withholdings. The initial annual base salary shall be $138,000. The Executive’s Base Salary may be increased (but not decreased) annually at the discretion of the Board. The Executive’s Base Salary shall be paid to the Executive in accordance with the Company’s normal payroll practices (but not less than frequently than monthly).
     B. Performance Related Bonus. During the term of this Agreement, the Executive shall be eligible to receive a performance-related bonus determined annually by the Board based on performance goals set annually by the Board (the “Performance-Related Bonus”); provided, however, that the Executive is only entitled to the Performance-Related Bonus if the Bank has a CAMELS rating of 1 or 2 for the year to which the Performance-Related Bonus relates. The Performance-Related Bonus shall be subject to all applicable withholdings and paid to the Executive at the time bonuses are generally paid to other similarly-situated executives in accordance with the Company’s policies and practices as set by the Board but in no event later than the 15th day of the third month following the end of the calendar year to which the Performance-Related Bonus relates.
     C. Pension, Welfare & Fringe Benefits. The Executive shall be entitled to participate in each “employee welfare benefit plan” (within the meaning of ERISA §3(1)), each “employee pension benefit plan” (within the meaning of ERISA §3(2)), and each “specified fringe benefit plan” (within the meaning of Code §6039D) sponsored or maintained by the Company generally from time to time, subject to the terms and conditions of such plans and programs. The Company shall pay the full cost of medical coverage for Executive and Executive’s spouse and dependents, if any, as such coverage may be changed from time to time for employees generally, which shall be paid not less frequently than monthly, or, as an alternative, to the extent the Company does not sponsor or maintain such a health insurance plan, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s reasonable after-tax cost of obtaining such health insurance coverage, with any such cash payments to be made in accordance with the ordinary payroll practices of the Company (but not less frequently than monthly) for the period during which such cash payments are to be provided. The Executive shall also be entitled to any “fringe benefit” (within the meaning of Code §132) which is generally provided to the Company, subject to the rules in effect regarding participation in such benefit arrangement. In addition, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies as they may exist from time to time, which in the case of the Executive shall include four weeks of non-cumulative annual vacation during the term of this Agreement.
     D. Business Expenses; Mobile Communication. The Company will reimburse the Executive for all reasonable ordinary and necessary business-related expenses incurred by the Executive in the performance of his duties under this Agreement, provided that the Executive presents invoices or vouchers for such expenses or other evidence thereof to the Company in accordance with the Company’s general reimbursement policy in effect for executives, promptly upon submission of such invoices or vouchers but in no event later than the last day of the calendar year following the calendar year in which the Executive incurs the reimbursable expense. In addition, the Company shall pay to the Executive a monthly allowance of $100 per month for the cost of mobile telephone, e-mail and other mobile communication services in accordance with the ordinary payroll practices of the Company (but not less frequently than monthly).
     E. Automobile. The Company will provide the Executive with a monthly automobile allowance of $650.00 per month, payable in accordance with the ordinary payroll practices of the Company (but not less frequently than monthly). The Executive will maintain automobile insurance at all times on the automobile of no less than $250,000 per person and $500,000 per accident and provide proof of insurance to the Company.
     F. Club Membership Dues. During the period of the Executive’s employment with the Company, the Company shall reimburse the Executive for dues and business related expenditures associate with membership in trade and professional associations and one single country club as selected by the Executive and approved by the Board. Subject to presentation of invoices or vouchers for such expenses or other evidence thereof to the Company in accordance with the Company’s general policies or guidelines in effect for such reimbursements, the Company will reimburse the Executive for all such amounts promptly on presentation of such invoices or vouchers but no later than the last day of the calendar year following the calendar year in which the Executive incurs the reimbursable expense. The Executive agrees to use the country club as entertainment for selective Bank clients.
     G. Options. As soon as the Company establishes its stock incentive plan, the Company agrees to grant the Executive options to purchase 5,000 shares of the Company’s common stock at the exercise price of $10.00 per share. The options will be issued and vest pursuant to the terms of a related stock option agreement. The options shall immediately vest in full upon a Change in Control. The options will have a term of 10 years, subject to earlier termination in connection with the Executive’s termination of employment with the Company.
3. Term & Termination.
     A. Term. Subject to the provisions of this Section 3(A), the term of this Agreement shall commence on                     , 2008 and shall continue for a term of three years (the “Initial Term”). This Agreement shall be automatically extended and renewed on the same terms and conditions contained herein from year to year subsequent to the Initial Term (the “Renewal Terms”) unless either Party shall give the other written notice of his or its intention to terminate this Agreement at least 30 days prior to the expiration of the Initial Term or any subsequent Renewal Term. The term may be terminated prior to the end of its scheduled term upon the occurrence of any of the following events:
          (i) By the Company, upon the Executive’s death;
          (ii) By the Company, upon the Executive’s Disability which renders the Executive unable to perform the essential functions of the Executive’s job even with reasonable accommodation and which has continued for a period of 6 months;
          (iii) By mutual written agreement between the Executive and the Company;
          (iv) By the Company for Cause;
          (v) By the Company within 30 days of the receipt of any notice from DBF, FDIC or Federal Reserve with respect to any regulatory approval necessary for the formation and operation of the Bank either denying such approval or otherwise indicating that such approval will not be granted;
          (vi) By the Company, if the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, as amended (the “FDIA”);
          (vii) By the Company, if so directed by the OTS, at the time (a) the FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA, (b) the OTS approves a supervisory merger to resolve problems related to the operation of the Bank, or (c) when the Bank is determined by the OTS to be in an unsafe or unsound condition.
          (viii) By the Company without Cause. For this purpose, the phrase “without Cause” shall mean a termination by the Company at any time and for any reason not permitted pursuant to subsections A-G above.
     B. Conditions to Employment. The obligation of the Company to employ the Executive on the Commencement Date or any date thereafter pursuant to the terms of this Agreement is conditioned upon approval of the Executive to serve under this Agreement by the OTC, FDIC, or any other regulatory agency having jurisdiction to over the Company or the Bank.

4. Post Termination Payment Obligations.
     A. Termination by the Company for Cause. If this Agreement is terminated pursuant to Section 3A(iv), 3A(vi) or 3A(vii) of this Agreement, then (i) the Executive shall be entitled to receive no further compensation, (ii) the Company shall thereafter have no further obligations under this Agreement, and (iii) the Executive shall continue to be bound by Section 7 hereof and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement.
     B. Mutually Agreed Termination. If this Agreement is terminated pursuant to Section 3A(iii) of this Agreement, the Executive shall be entitled to a parting compensation package, the terms of which to be mutually agreed upon by the Parties.
     C. Termination by Death or Disability of the Executive. During the term of this Agreement, the Company will maintain and pay an annual premium in the estimated amount of $                     for the $500,000 level term life insurance policy on the life of the Executive providing the Executive the right to designate the beneficiary (the “Life Insurance”). If this Agreement is terminated pursuant to Section 3A(i) of this Agreement, then the proceeds from the Life Insurance shall constitute and satisfy all of the Company’s obligations to the Executive or his estate under this Agreement, and thereafter the Company shall have no further obligations under this Agreement. During the term of this Agreement, the Company will also obtain and maintain from the Georgia Bankers Association Insurance Trust, Inc. or other suitable carrier, for the benefit of the Executive, a long-term disability insurance plan that provides for, after a waiting period of 90 days, the benefits equal to 60% of the Executive’s current Base Salary (the “Disability Insurance”). If this Agreement is terminated pursuant to Section 3A(ii), of this Agreement, then the proceeds from the Disability Insurance shall constitute and satisfy all of the Company’s obligations to the Executive under this Agreement, and the Company shall have no further obligations under this Agreement. Nevertheless, the Executive shall, in the case of a termination, pursuant to Section 3A(ii), continue to be bound by Section 7 and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement.
     D. Termination by the Company Without Cause. If this Agreement is terminated pursuant to Section 3A(viii) of this Agreement, subject to Section 27 of this Agreement, then the Company shall pay to or provide to the Executive a single lump sum cash separation payment equal to the aggregate of the Executive’s then Base Salary plus the cost for the benefits required under Section 2C for the remaining term of this Agreement. Subject to Section 27 of this Agreement, the Company shall pay such amount in a single lump sum cash separation payment on the first business day that occurs following thirty (30) days after the termination of Executive’s employment, subject to the conditions set forth below.

These separation payments and benefits set forth in the preceding sentence shall constitute full satisfaction of the Company’s obligations under this Agreement. The Company’s obligation to make the separation payments and benefits in this subsection D shall be conditioned upon the Executive’s:
     1. Execution and expiration of the period to revoke, not later than thirty (30) days following the termination of the Executive’s employment, of a Separation and Release Agreement in a form approved by the Company whereby the Executive releases the Company and its affiliates, directors, officers and employees from any and all liability and claims of any kind; and
     2. Compliance with the provisions of Section 7 hereof and all post-termination obligations, including, but not limited to, the obligations contained in this Agreement; provided, that the “Restricted Period” for purposes of Section 7D hereof shall be reduced to the date of termination if Executive is terminated by the Company without cause.
The Company’s obligation to make the separation payments set forth in this subsection D shall terminate immediately upon any breach by the Executive of any post-termination obligations to which the Executive is subject.
     E. If this Agreement is terminated pursuant to Section 3A(v) of this Agreement, then the Executive shall be entitled to receive no further compensation and thereafter the Company shall have no further obligations under this Agreement.
5. Set Off.
     If the Executive has any outstanding obligations to the Company at the time this Agreement terminates for any reason, the Executive acknowledges that the Company is authorized to deduct any amounts owed to the Company from the Executive’s final paycheck and/or from any amounts that would otherwise be due to the Executive under Section 4 above. Notwithstanding the foregoing, this Section 5 shall not apply to loans made in the normal course of business by the Company or any subsidiary of the Company which are made in accordance with Regulation O.
6. Assets, Books & Records.
     The Executive agrees that all files, documents, records, customer lists, books and other materials or company equipment and assets which come into the Executive’s use or possession during the term of this Agreement and which are in any way related to the Company’s business shall at all times remain the property of the Company, and that upon request by the Company or upon the termination of this Agreement for any reason, the Executive shall immediately surrender to the Company all such property and copies thereof.
7. Restrictive Covenants.
     The Executive acknowledges that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon the Executive’s right to work or earn a living after the Executive’s employment with the Company ends.

     A. Trade Secrets and Confidential Information. The Executive represents and warrants that: (i) the Executive is not subject to any legal or contractual duty or agreement that would prevent or prohibit the Executive from performing the Executive’s Duties for the Company or otherwise complying with this Agreement, and (ii) the Executive is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
     The Executive agrees that the Executive will not: (1) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (2) during the Executive’s employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by the Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (3) upon the Executive’s resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in the Executive’s possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.
     The obligations under this subsection A shall: (I) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (II) with regard to the Confidential Information, remain in effect during the Restricted Period.
     The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
     B. Non-Solicitation of Customers. During the Restricted Period, the Executive will not directly or indirectly solicit in the counties of Hall, Forsyth, Gwinnett, Barrow or Jackson (the “Territory”) any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this subsection B apply only to the Customers with whom the Executive had Contact.
     C. Non-Recruit of the Executives. During the Restricted Period, the Executive will not directly or indirectly solicit, recruit or induce any Company Executive to (i) terminate his or her employment relationship with the Company or (ii) work for any other person or entity engaged in the Business.
     D. Non-Compete. During the Restricted Period, the Executive shall not compete with the Company by serving as a senior or executive officer of any insured financial institution which competes with the Company anywhere within the Territory.

8. Work Product.
     The Executive’s Duties may include inventing in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product arising during the period of the Executive’s employment with the Company or during the Restricted Period shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, the Executive assigns all presently-existing Work Product to the Company, and agrees to assign, and automatically assign, all future Work Product arising during the period of the Executive’s employment with the Company or during the Restricted Period to the Company.
     The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, the Executive agrees to perform, during or after the Executive’s employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (1) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an “Application”), (2) explaining the nature of the Work Product to persons designated by the Company, (3) reviewing Applications and other related papers, or (4) providing any other assistance reasonably required for the orderly prosecution of Applications.
     The Executive agrees to provide the Company with a written description of any Work Product in which the Executive is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.
9. License.
     During the Executive’s employment and after the Executive’s employment with the Company ends, the Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. The Executive shall notify the Company in writing of any Licensed Materials the Executive delivers to the Company.
10. Release.
     During the Executive’s employment and during the Restricted Period, the Executive consents to the Company’s use of the Executive’s image, likeness, voice, or other characteristics in the Company’s products or services. The Executive releases the Company from any cause of action which the Executive has or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. The Executive represents that the Executive has obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that the Executive provides to the Company.
11. Injunctive Relief.
     The Executive agrees that if the Executive breaches any provision of Sections 7, 8 or 9 of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, the Executive will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
12. Severability.
     The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
13. Attorneys’ Fees.
     In the event of litigation relating to this Agreement, the prevailing Party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity. In that case, the non-prevailing party shall pay the attorney’s fees and costs of litigation of the prevailing party within thirty (30) days after any final judgment or decision or settlement of the applicable litigation.
14. Waiver.
     The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
15. Entire Agreement.
     This Agreement, including Exhibit A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with the Executive to cause the Executive to sign this Agreement.
16. Amendments.
     This Agreement may not be amended or modified except in writing signed by both Parties.
17. Successors & Assigns.
     This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, the Bank and successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon the Executive. The Executive shall not have the right to assign the Executive’s rights or obligations under this Agreement. The covenants contained in Section 7 of this Agreement shall survive cessation of the Executive’s employment with the Company, regardless of the reason for cessation of the Executive’s employment and regardless of who causes the cessation.
18. Governing Law.
     The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
19. No Strict Construction.
     If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
20. Notice.
     Whenever any notice is required, it shall be given in writing addressed as follows:

To the Company:

4271 Mundy Mill Road

Oakwood, Georgia 30566

To the Executive:

3652 Avensong Village Circle

Alpharetta, Georgia 30004

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address for notice by notifying the other Party of such change in accordance with this Section.
21. Consent to Jurisdiction & Venue.
     Any claim other than claims that are required to be arbitrated under Section 24 of this Agreement arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Hall County, Georgia, or (ii) brought in or removed to the United States District Court for the Gainesville Division of the Northern District of Georgia. The Executive consents to the personal jurisdiction of the courts identified above. The Executive waives (i) any objection to jurisdiction or venue, and (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
22. Affirmation.
     EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, THAT EXECUTIVE KNOWS AND UNDERSTANDS ITS TERMS AND CONDITIONS, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS EXECUTIVE MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.
23. Definitions.
     Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section attached as Exhibit A. Exhibit A is hereby incorporated by reference and is included in the definition of “Agreement.”
24. Binding Arbitration.
     Except as provided in this Section, any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall be submitted to and settled by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (the “Rules”). Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Notwithstanding the then-current Rules, the following shall apply with respect to arbitration proceedings, unless expressly agreed to otherwise by the Parties:
A. The arbitration proceeding shall be held in Hall County, Georgia. The arbitration shall be conducted by a single arbitrator selected in accordance with the Rules.
B. The arbitrator shall be and remain at all times wholly independent and impartial.
C. The administrative costs of the arbitration proceeding and the arbitrator’s compensation shall be allocated equally between the Parties by the AAA. The arbitrator shall award to the prevailing Party, if any, as determined by the arbitrator, all fees, expenses, and costs. If the arbitrator shall award to the prevailing party such party’s fees, expenses and costs, the non-prevailing party shall pay such amounts within thirty (30) days after any final judgment or decision of the arbitration proceeding. “Fees, expenses, and costs” mean all reasonable pre-award expenses of the arbitration, including without limitation the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, witness fees, and attorneys’ fees and expenses.
D. The decision of the arbitrator shall be in writing, and shall be final and binding upon the Parties.
E. It is the Parties’ intent that the arbitration process proceed as quickly as possible. Accordingly, the Party filing the demand for arbitration (the claimant) shall submit a statement of its position along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within 10 business days after the AAA notifies the Parties of the appointment of the arbitrator. The respondent shall submit a statement of its position along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within 10 business days after receiving the claimant’s statement of position and documents. If the respondent includes a counterclaim against the claimant, the claimant shall submit a statement of its position on that counterclaim, along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within 10 business days after receiving the claimant’s statement of position and documents. Each Party shall have the right to take one deposition of the other. No further discovery shall be allowed. A Party will not be allowed to introduce documents into evidence at the hearing unless they were provided to the other Party with its statement of position, as described above. In order to be considered timely submitted, the submission must be delivered by hand delivery on the date it is due, or dispatched via a recognized overnight delivery service the day before the submission is due, in such manner that it is reasonable to expect that delivery will be made on the due date. All such submissions shall simultaneously be filed with the arbitrator.
F. The arbitration hearing shall be held within 20 business days after the date the last statement of position is submitted or was due to be submitted. The arbitrator shall render his or her award within 10 business days after conclusion of the hearing. The arbitrator shall agree to comply with this schedule before accepting appointment. However, the time limits set forth in paragraphs E and F of this Section 24 may be extended by agreement of the Parties or by the arbitrator if the arbitrator deems such extension to be necessary.
G. The arbitrator shall not have the authority to award punitive damages.
H. Any claim or action must be brought within one year after the cause of action accrues.
     Notwithstanding the foregoing provisions of this Section, the Parties hereto acknowledge and agree that the Company shall have the right to pursue any claim for specific performance, injunction, or other equitable relief in a court of competent jurisdiction (before or during the pendency of any arbitration, or otherwise) in the event of any alleged breach of any provision in Sections 7, 8 or 9 of this Agreement.

Approved:	Executive: (Initial) Company: (Initial)
25. FDIC Compliance Limitation.
     If the amounts to be paid to the Executive under this Agreement would cause the Executive to receive a payment in violation of 12 CFR §359 (or the corresponding provisions of any future regulations promulgated under Section 18(k) of the FDIA (12 U.S.C. §1828(k))), then, after seeking the approval of the FDIC to nonetheless make payment of such amounts, if such approval is not forthcoming, such amounts shall be limited so that no violation of such regulations will occur.
26. Golden Parachute Limitation.
     If amounts to be paid to the Executive under this Agreement would somehow cause the Executive to be subject to the excise tax imposed by Code §4999 on golden parachute payments, then, to the extent that the total “parachute payments” (as defined in Code §280G(b)(2)) which would be made to the Executive are greater than three times the Executive’s “base amount” (as defined in Code §280G(b)(3)), but are less than the Golden Parachute Upper Limitation, then amounts to be paid under this Agreement which would constitute “parachute payments” shall be reduced to the extent necessary so that the total “parachute payments” which would be paid to the Executive shall not exceed three times the Executive’s “base amount.” It is the intent of the foregoing provision that if the Executive would be economically better off, on an after-tax

(federal and state income and federal excise) basis, by receiving less under this Agreement because of the application of the golden parachute excise tax under Code §4999 to amounts that the Executive receives, then the Executive’s payments hereunder shall be reduced so that the Code §4999 excise tax shall not apply. The Executive shall have complete discretion to appoint competent tax experts to make the calculations required by this Section, and the calculations made by such experts shall be final and binding upon both the Company and the Executive. Any reductions required under this Section shall come first from cash payments required hereunder.
     27. Deferred Compensation Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided to the Executive in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation only in connection with a permissible payment event, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for noncompliance. For purposes of this Agreement, all rights to the payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof), and any of the Company stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under the Agreement which is considered to be deferred compensation subject to Section 409A of the Code and that is payable on a separation from service shall be deferred for six months as required by Section 409A(a)(2)(b)(i) of the Code (the “409A deferral period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A deferral period, the payments which would otherwise have been made in the 409A deferral period shall be accumulated and paid in a lump sum as soon as the 409A deferral period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A deferral period at the Executive’s expense, with the Executive having a right to reimbursement from the Company once the 409A deferral period ends, and the balance of the benefit shall be provided as otherwise scheduled. For purposes of this Agreement, any termination of employment or this Agreement shall be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services the Executive would perform after that date (whether as an employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period.

     In Witness Whereof, the Parties hereto have executed this Agreement as of the Effective Date.

the Company:	The Executive:

Home Federal Holdings Corporation	Rita B. Gray

By:

Its:

Exhibit A
DEFINITIONS
A. “Board” shall mean the Board of Directors of Home Federal Holdings Corporation.
B. “Business” shall mean the business of commercial banking.
C. “Cause” shall exist if the Executive (i) materially breaches any provision of this Agreement and such breach is not cured by the Executive within 30 days after receipt by the Executive of written notice from the Company of such breach; (ii) engages in negligence or willful misconduct, fraud, dishonesty, misfeasance, malfeasance, nonfeasance, or breach of fiduciary duty involving personal profit that results in material injury to the Company and has not been cured by the Executive within 30 days after receipt by the Executive of written notice from the Company of such conduct; (iii) engages in willful, intentional, or negligent failure to (A) perform the Executive’s Duties under this Agreement, (B) follow the direction (consistent with the Executive’s Duties) of the Board, (C) follow the policies, procedures, and rules of the Company or (D) follow any law, rule or regulation (other than traffic violations or similar offenses) or any cease-and-desist order; provided, however, that the Company shall first give the Executive written notice setting forth with specificity the reasons that the Company believes the Executive is engaging in a failure under this clause (iii), and shall give the Executive 30 days to cure such failure; (iv) is convicted of, or enters into a plea of guilty or no contest to, (A) a felony or (B) a crime involving moral turpitude that adversely affects the Company’s reputation in a material way; or (v) is not approved by the OTS, the FDIC, the or any other regulatory agency having jurisdiction over the Company or the Bank to serve as in the capacities required under this Agreement, or any such agency subsequently requests, recommends or orders the removal of Executive from serving in any of such capacities.
D. “Change of Control” means any of the following: (i) any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all (i.e., at least 85%) of its assets for cash or property, or for a combination of cash and property, or for other consideration; (ii) any transaction pursuant to which persons who are not current shareholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company so that after such transaction, the shareholders of the Company immediately prior to such transaction no longer have a controlling (i.e., 50% or more) voting interest in the Company; (iii) the individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination for election of any new director by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; or (iv) any transaction if the Executive and the Company agree in writing prior to such transaction that such transaction shall constitute a Change of Control for purposes of this Agreement. However, notwithstanding the foregoing, the Executive and the Company may agree in writing prior to the occurrence of any of the foregoing events that such event shall not constitute a Change of Control for purposes of this Agreement.
E. “Code” means the Internal Revenue Code of 1986, as amended.
F. “Company” means Home Federal Holdings Corporation, its parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives.
G. “Company Executive” means any person who (i) is employed by the Company at the time the Executive’s employment with the Company ends, (ii) was employed by the Company during the last year of the Executive’s employment with the Company (or during the Executive’s employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.
H. “Confidential Information” means (i) information of the Company, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Company, (b) possesses an element of value to the Company, (c) is not generally known to the Company’s competitors, and (d) would damage the Company if disclosed, and (ii) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (1) future business plans, (2) the composition, description, schematic or design of products, future products or equipment of the Company, (3) communication systems, audio systems, system designs and related documentation, (4) advertising or marketing plans, (5) information regarding independent contractors, employees, clients and customers of the Company, and (6) information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (I) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (II) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any Party, or (III) otherwise enters the public domain through lawful means.
I. “Contact” means any interaction between the Executive and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of the Executive’s employment with the Company (or during the Executive’s employment if employed less than a year).
J. “Customer” means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.
K. “Disability” means a physical or mental impairment (a physiological disorder or condition, cosmetic disfigurement, anatomical loss affecting a major body system and any mental or psychological disorder) that substantially limits one or more major life activities.
L. “ERISA” means the Employee Retirement Income Security Act of 1974, as Amended.
M. “FDIC” means the Federal Deposit Insurance Corporation.
N. “Golden Parachute Upper Limitation” means, with respect to the Executive, that dollar amount of “parachute payments” of the Executive exceeding three times the Executive’s “base amount” (as defined in Code §280G(b)(3)), given the Executive’s tax situation, which would, after the application of all such taxes, yield to the Executive the same after-tax amount as if the Executive’s “parachute payments” were exactly $0.01 less than three times the Executive’s “base amount” (as defined in Code §280G(b)(3)), or, in other words, that dollar amount of “parachute payments” of the Executive exceeding three times the Executive’s “base amount” (as defined in Code §280G(b)(3)) at which the negative impact of the additional golden parachute excise tax is exactly offset by the additional compensation paid to the Executive. Mathematically, the Golden Parachute Upper Limitation should equal the “base amount” (as defined in Code §280G(b)(3)) of the Executive multiplied by the following fraction, if the marginal rates of the Executive are constant:
3 – 3F – 3S – E
1 – F – S – E
where:
“F” is the highest marginal rate of federal income taxation applicable to the Executive’s “parachute payments” under this Agreement;
“S” is the highest marginal rate of state income taxation applicable to the Executive’s “parachute payments” under this Agreement; and
“E” is the golden parachute excise tax rate applicable to the Executive’s “parachute payments” under this Agreement.
O. “Licensed Materials” means any materials that the Executive utilizes for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by the Executive or of which the Executive is otherwise in lawful possession, and (iii) the Executive may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.
P. “OTS” means the Office of Thrift Supervision.
Q. “Restricted Period” means the time period during the Executive’s employment with the Company, and for one year after the Executive’s employment with the Company ends.
R. “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
S. “Work Product” means (i) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of the Executive, and artistic works, and (ii) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by the Executive while employed by the Company and that either (1) is created within the scope of the Executive’s employment, (2) is based on, results from, or is suggested by any work performed within the scope of the Executive’s employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (3) has been or will be paid for by the Company, or (4) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.